Exhibit 12(b)

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

August 28, 2020

Garrison Capital Inc.

1270 Avenue of the Americas, Suite 804

New York, New York 10020

Ladies and Gentlemen:

You have requested our opinion in connection with the proposed reorganization of Garrison Capital Inc., a Delaware corporation (the “Acquired Fund”), and Portman Ridge Finance Corporation, a Delaware corporation (the “Acquiring Fund”), pursuant to the Agreement and Plan of Merger, dated as of June 24, 2020 (the “Merger Agreement”), among the Acquired Fund, the Acquiring Fund, Sierra Crest Investment Management LLC, a Delaware limited liability company, and Citadel Acquisition Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of the Acquiring Fund (the “Merger Sub”). In the Reorganization (as defined below), the Merger Sub will merge with and into the Acquired Fund with the Acquired Fund surviving (the “First Merger”), after which the Acquired Fund will merge with and into the Acquiring Fund with the Acquiring Fund surviving (together with the First Merger, the “Reorganization”).

In connection with this opinion, we have examined the Registration Statement on Form N-14 (File No. 333-239920) (as amended through the date hereof and including the Joint Proxy Statement/Prospectus contained therein, the “Registration Statement”), the Merger Agreement, and the officer’s certificate of the Acquired Fund addressed to us, dated as of the date hereof and the officer’s certificate of the Acquiring Fund addressed to us, dated as of the date hereof (together, the “Officer’s Certificates”). In rendering this opinion, we have assumed that the facts and information contained in the Registration Statement are true, complete, and correct and will remain true, complete, and correct at all times up to and including the Effective Time, that the representations made by the Acquired Fund and the Acquiring Fund in the Officer’s Certificates are true, complete, and correct and will remain true, complete, and correct up to and including the Effective Time, that any representations made in such Officer’s Certificates that are qualified by knowledge or qualifications of like import are true, complete, and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualifications, and we have relied on each of such representations. In addition, our opinion set forth below assumes (i) the genuineness of all signatures, (ii) the legal capacity of natural persons and the authenticity of all documents we have examined, (iii) the authenticity of any document submitted to us as originals, (iv) the conformity to the originals of all copies of documents submitted to us, (v) the authenticity of the originals of such copies, (vi) the accuracy of the representations of each party to the Merger Agreement, (vii) the accuracy of the oral or written statements and representations of officers and other representatives of the Acquired Fund and the Acquiring Fund, (viii) the due authority, execution and delivery by each of the parties to the Merger Agreement, (ix) that the Merger Agreement constitutes the legal, valid, and binding obligation of each of the parties thereto, (x) that each of the representations set forth in the Officer’s Certificates is and will remain true, complete, and correct and (xi) that each of the parties to the Merger Agreement will perform all of its obligations in the manner described therein. Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein and therein, we confirm that the disclosure contained in the Registration Statement under the heading “Certain Material U.S. Federal Income Tax Consequences of the Mergers” constitutes our opinion insofar as it expresses conclusions as to the application of U.S. federal income tax law.

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Garrison Capital Inc.

August 28, 2020

This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including those described as above. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only our best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

This opinion is furnished to you for use in connection with the Reorganization and the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name in the Joint Proxy Statement/Prospectus in connection with the references to this opinion and the material United States federal income tax consequences of the Reorganization. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Proskauer Rose LLP